NIKE, INC.
STOCK INCENTIVE PLAN
NON-STATUTORY STOCK OPTION AGREEMENT
Pursuant to the Stock Incentive Plan (the “Plan”) of NIKE, Inc., an Oregon corporation (the “Company”), the Company grants to _______________ (the “Optionee”) the right and the option (the “Option”) to purchase all or any part of ____________ of the Company’s Class B Common Stock at a purchase price of $_______ per share, subject to the terms and conditions of this agreement between the Company and the Optionee (this “Agreement”). By accepting this Option grant, the Optionee agrees to all of the terms and conditions of the Option grant. The terms and conditions of the Option grant set forth in the attached Exhibit A and in the attached Appendix For Non-U.S. Optionees are incorporated into and made a part of this Agreement. Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.
1.    Grant Date; Expiration Date. The Grant Date for this Option is _________. The Option shall continue in effect until ________ (the “Expiration Date”) unless earlier terminated as provided in Sections 1 or 6 of Exhibit A. The Option shall not be exercisable on or after the Expiration Date.
2.    Vesting of Option. The Vesting Reference Date of this Option is _____________. Until it expires or is terminated as provided in Sections 1 or 6 of Exhibit A, the Option may be exercised from time to time to purchase whole shares as to which it has become exercisable. The Option shall become exercisable for 25% of the shares on each of the first four anniversaries of the Vesting Reference Date, so that the Option will be fully exercisable on the fourth anniversary of the Vesting Reference Date.
3.    Non-Statutory Stock Option. The Company hereby designates the Option to be a non-statutory stock option, rather than an Incentive Stock Option as defined in Section 422 of the United States Internal Revenue Code of 1986, as amended.

NIKE, INC.
EXHIBIT A TO
STOCK INCENTIVE PLAN
NON-STATUTORY STOCK OPTION AGREEMENT
1.    Termination of Employment or Service.
1.1    General Rule. Except as provided in this Section 1 or in Section 6.2, the Option may not be exercised unless at the time of exercise the Optionee is employed by or in the service of the Company and shall have been so employed or provided such service continuously since the Grant Date. For purposes of this Agreement, the Optionee is considered to be employed by or in the service of the Company if the Optionee is employed by or in the service of the Company or any parent or subsidiary corporation of the Company (an “Employer”).
1.2    Termination Generally. If the Optionee’s employment or service with the Company terminates for any reason other than total disability, death, normal retirement or early retirement as provided in Sections 1.3, 1.4, 1.5 or 1.6, or cause or good reason in connection with a change in control as provided in Section 6.2, the Option may be exercised at any time before the Expiration Date or the expiration of three months after the date of termination, whichever is the shorter period, but only if and to the extent the Optionee was entitled to exercise the Option at the date of termination.
1.3    Termination Because of Total Disability. If the Optionee’s employment or service with the Company terminates because of total disability, the Option shall, following the receipt and processing by the Company’s legal department of any necessary and appropriate documentation in connection with the Optionee’s termination (the “Processing Period”), become exercisable in full and may be exercised at any time before the Expiration Date or before the date that is four years after the date of termination, whichever is the shorter period. The term “total disability” means a medically determinable mental or physical impairment that is expected to result in death or has lasted or is expected to last for a continuous period of 12 months or more and that, in the opinion of the Company and two independent physicians, causes the Optionee to be unable to perform duties as an employee, director, officer or consultant of the Employer and unable to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the two independent physicians have furnished their written opinion of total disability to the Company and the Company has reached an opinion of total disability.
1.4    Termination Because of Death. If the Optionee dies while employed by or in the service of the Company, the Option shall, following the Processing Period, become exercisable in full and may be exercised at any time before the Expiration Date or before the date that is four years after the date of death, whichever is the shorter period, but only by the person or persons to whom the Optionee’s rights under the Option shall pass by the Optionee’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.
1.5    Termination Because of Normal Retirement. Subject to Section 6.2, if the Optionee’s employment or service with the Company terminates because of the Optionee’s normal retirement before the first anniversary of the Vesting Reference Date, the Option shall immediately terminate. If the Optionee’s employment or service with the Company terminates because of the Optionee’s normal retirement on or after the first anniversary of the Vesting Reference Date, the Option shall, following the Processing Period, become exercisable in full and may be exercised at any time before the Expiration Date or before the expiration of four years after the date of termination, whichever is the shorter period. For purposes of this Section 1.5, the term “normal retirement” means a termination of employment or service other than as a result of death or total disability that occurs at a time when (a) the Optionee’s age is at least 60 years, and (b) the Optionee has been employed by or in the service of the Company or a parent or subsidiary corporation of the Company for at least five full years.
1.6    Termination Because of Early Retirement. Subject to Section 6.2, if the Optionee’s employment or service with the Company terminates because of the Optionee’s early retirement before the first anniversary of the Vesting Reference Date, the Option shall immediately terminate. If the Optionee’s employment or service with the Company terminates because of the Optionee’s early retirement on or after the first anniversary of the Vesting Reference Date, the Option shall continue to become exercisable according to the schedule specified in this Agreement with no forfeiture of any portion of the Option resulting from such termination, and the Option may be exercised at any time before the Expiration Date or before the expiration of four years after the date of termination, whichever is the shorter period. For purposes of this Section 1.6, the term “early retirement” means a termination of employment or service other than as a result of death or total disability that occurs at a time when (a) the Optionee’s age is at least 55 years and less than 60 years, and (b) the Optionee has been employed by or in the service of the Company or a parent or subsidiary corporation of the Company for at least five full years.
1.7    Absence on Leave. Absence on leave or on account of illness or disability under rules established by the committee of the Board of Directors of the Company appointed to administer the Plan (the “Committee”) shall not be deemed an interruption of employment or service.
1.8    Failure to Exercise Option. To the extent that following termination of employment or service, the Option is not exercised within the applicable periods described above or in Section 6.2, all further rights to purchase shares pursuant to the Option shall cease and terminate.
2.    Method of Exercise of Option. The Option may be exercised only by notice in writing from the Optionee to the Company, or a broker designated by the Company, of the Optionee’s binding commitment to purchase shares, specifying the number of shares the Optionee desires to purchase under the Option and the date on which the Optionee agrees to complete the transaction and, if required to comply with the Securities Act of 1933, containing a representation that it is the Optionee’s intention to acquire the shares for investment and not with a view to distribution (the “Exercise Notice”). On or before the date specified for completion of the purchase, the Optionee must pay the Company the full purchase price of those shares by either of, or a combination of, the following methods at the election of the Optionee: (a) cash payment by wire transfer; or (b) delivery of an Exercise Notice, together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds required to pay the full purchase price. Unless the Committee determines otherwise, no shares shall be issued upon exercise of an Option until full payment for the shares has been made, including all amounts owed for tax withholding as discussed in Section 4 below.
3.    Nontransferability. The Option is nonassignable and nontransferable by the Optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the Optionee’s domicile at the time of death, and during the Optionee’s lifetime, the Option is exercisable only by the Optionee.
4.    Responsibility for Taxes. The Optionee shall, immediately upon notification of the amount due, if any, pay to the Company by wire transfer, or irrevocably instruct a broker to pay from stock sales proceeds, amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required (as a result of exercise of the Option or as a result of disposition of shares acquired pursuant to exercise of the Option) beyond any amount deposited before delivery of the certificates, the Optionee shall pay such amount to the Company, by wire transfer, on demand. If the Optionee fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the Optionee, including salary, subject to applicable law.
5.    Changes in Capital Structure. If the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, combination of shares or dividend payable in shares, appropriate adjustment shall be made by the Committee in the number and kind of shares subject to the Option, and the purchase price for shares subject to the Option, so that the Optionee’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Committee shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Committee. Any such adjustments made by the Committee shall be conclusive.
6.    Sale of the Company; Change in Control.
6.1    Sale of the Company. If there shall occur a merger, consolidation or plan of exchange involving the Company pursuant to which the outstanding shares of Common Stock of the Company are converted into cash or other stock, securities or property, or a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company, then either:
6.1.1    the Option shall be converted into an option to acquire stock of the surviving or acquiring corporation in the applicable transaction for a total purchase price equal to the total price applicable to the unexercised portion of the Option, and with the amount and type of shares subject thereto and purchase price per share thereof to be conclusively determined by the Committee, taking into account the relative values of the companies involved in the applicable transaction and the exchange rate, if any, used in determining shares of the surviving corporation to be held by the former holders of the Company’s Class B Common Stock following the applicable transaction, and disregarding fractional shares; or
6.1.2    the Option will become exercisable in full effective as of the consummation of such transaction, and the Committee shall approve some arrangement by which the Optionee shall have a reasonable opportunity to exercise the Option effective as of the consummation of such transaction or otherwise realize the value of the Option, as determined by the Committee. If the Option is not exercised in accordance with procedures approved by the Committee, the Option shall terminate (notwithstanding any provisions apparently to the contrary in this Agreement).
6.2    Change in Control. If Section 6.1.2 does not apply, the Option shall, following a reasonable Processing Period, become exercisable in full and may be exercised at any time before the Expiration Date or before the date that is four years after the date of termination of employment or service, whichever is the shorter period, if a Change in Control (as defined below) occurs and at any time after the earlier of Shareholder Approval (as defined below), if any, or the Change in Control and on or before the second anniversary of the Change in Control, (i) the Optionee’s employment or service is terminated by the Company (or its successor) without Cause (as defined below), or (ii) the Optionee’s employment or service is terminated by the Optionee for Good Reason (as defined below).
6.2.1    For purposes of this Agreement, a “Change in Control” of the Company shall mean the occurrence of any of the following events:
(a)    At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office;
(b)    At any time that the holders of the Class A Common Stock of the Company have the right to elect (voting as a separate class) a majority of the members of the Board of Directors of the Company, any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the then outstanding Class A Common Stock of the Company;
(c)    At any time after such time as the holders of the Class A Common Stock of the Company cease to have the right to elect (voting as a separate class) a majority of the members of the Board of Directors of the Company, any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) representing thirty percent (30%) or more of the combined voting power of the then outstanding Voting Securities;
(d)    A consolidation, merger or plan of exchange involving the Company (“Merger”) as a result of which the holders of outstanding Voting Securities immediately prior to the Merger do not continue to hold at least fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or
(e)    A sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.
6.2.2    For purposes of this Agreement, “Shareholder Approval” shall mean approval by the shareholders of the Company of a transaction, the consummation of which would be a Change in Control.
6.2.3    For purposes of this Agreement, “Cause” shall mean (a) the willful and continued failure to perform substantially the Optionee’s reasonably assigned duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the Optionee by the Company which specifically identifies the manner in which the Company believes that the Optionee has not substantially performed the Optionee’s duties, or (b) the willful engagement in illegal conduct which is materially and demonstrably injurious to the Company. No act, or failure to act, shall be considered “willful” if the Optionee reasonably believed that the action or omission was in, or not opposed to, the best interests of the Company.
6.2.4    For purposes of this Agreement, “Good Reason” shall mean:
(a)    the assignment of a different title, job or responsibilities that results in a decrease in the level of responsibility of the Optionee after Shareholder Approval, if applicable, or the Change in Control when compared to the Optionee’s level of responsibility for the Company’s operations prior to Shareholder Approval, if applicable, or the Change in Control; provided that Good Reason shall not exist if the Optionee continues to have the same or a greater general level of responsibility for Company operations after the Change in Control as the Optionee had prior to the Change in Control even if the Company operations are a subsidiary or division of the surviving company;

(b)    a reduction in the Optionee’s base pay as in effect immediately prior to Shareholder Approval, if applicable, or the Change in Control;
(c)    a material reduction in total benefits available to the Optionee under cash incentive, stock incentive and other employee benefit plans after Shareholder Approval, if applicable, or the Change in Control compared to the total package of such benefits as in effect prior to Shareholder Approval, if applicable, or the Change in Control; or
(d)    the Optionee is required to be based more than fifty (50) miles from where the Optionee’s office is located immediately prior to Shareholder Approval, if applicable, or the Change in Control except for required travel on company business to an extent substantially consistent with the business travel obligations which the Optionee undertook on behalf of the Company prior to Shareholder Approval, if applicable, or the Change in Control.
7.    Clawback and Termination.
7.1.    General. Notwithstanding any other provision herein, the Optionee acknowledges and agrees that the Option and any shares or other amount or property that may be issued, delivered or paid in respect of the Option, as well as any consideration that may be received in respect of a sale or other disposition of any such shares or property, shall be subject to any recoupment, “clawback” or similar provisions of applicable law, as well as the NIKE, Inc. Policy for Recoupment of Incentive Compensation as approved by the Board of Directors and the Committee and in effect at the time of grant or such other policy for “clawback’ or “recoupment” of incentive compensation as may subsequently be approved from time to time by the Board of Directors or the Committee.
In addition, the Company may require the Optionee to deliver or otherwise repay to the Company the Option and any shares or other amount or property that may be issued, delivered or paid in respect of the Option, as well as any consideration that may be received in respect of a sale or other disposition of any such shares or property, if the Company reasonably determines that one or more of the following has occurred:
(a) during the period of the Optionee’s employment or service with the Company or the Employer (the “Employment Period”) or at any time thereafter, the Optionee has committed or engaged in a breach of confidentiality, or an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information of the Company or any of its subsidiaries or otherwise has breached any employee invention and secrecy agreement or similar agreement with the Company or any of its subsidiaries; or
(b) during the Employment Period or at any time thereafter, the Optionee has committed or engaged in an act of theft, embezzlement or fraud, breached any covenant not to compete and non-solicitation or non-disclosure agreement or similar agreement with the Company or any of its subsidiaries, or materially breached any other agreement to which the Optionee is a party with the Company or any of its subsidiaries.
7.2.    Termination of Option. Notwithstanding any provisions in this Agreement, the Option shall immediately terminate and be forfeited if, during the Employment Period, and for one (1) year thereafter (the “Restriction Period”), the Optionee, directly or indirectly, owns, manages, controls or participates in the ownership, management or control of, or becomes employed by, consults for or becomes connected in any manner with, any business engaged anywhere in the world in the athletic footwear, athletic apparel or sports equipment, sports electronics/technology and sports accessories business or any other business that directly competes with the then-current existing or reasonably anticipated business of the Company or any of its parent, subsidiaries or affiliated corporations (a “Competitor”). The Company has the option, in its sole discretion, to elect to waive all or a portion of the Restriction Period or to limit the definition of Competitor.
8.    Conditions on Obligations. The Company shall not be obligated to issue shares of Class B Common Stock upon exercise of the Option if the Company is advised by its legal counsel that such issuance would violate applicable foreign, state or federal laws, including securities laws or exchange control regulations.
9.    No Right to Employment or Service. Nothing in the Plan or this Agreement shall (a) confer upon the Optionee any right to be continued in the employment of an Employer or interfere in any way with the Employer’s right to terminate the Optionee’s employment at will at any time, for any reason, with or without cause, or to decrease the Optionee’s compensation or benefits, or (b) confer upon the Optionee any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer. The determination of whether to grant any option under the Plan is made by the Company in its sole discretion. The grant of the Option shall not confer upon the Optionee any right to receive any additional option or other award under the Plan or otherwise.
10.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan, or the Optionee’s acquisition or sale of the underlying shares of Class B Common Stock. The Optionee is hereby advised to consult with the Optionee’s own personal tax, legal and financial advisors regarding the Optionee’s participation in the Plan before taking any action related to the Plan.
11.    Successors of Company. This Agreement shall be binding upon and shall inure to the benefit of any successor of the Company but, except as provided herein, the Option may not be assigned or otherwise transferred by the Optionee.
12.    Rights as a Shareholder. The Optionee shall have no rights as a shareholder with respect to any shares of Class B Common Stock until the date the Optionee becomes the holder of record of those shares. No adjustment shall be made for dividends or other rights for which the record date occurs before the date the Optionee becomes the holder of record.
13.    Amendments. The Company may at any time amend this Agreement to extend the expiration periods provided in Sections 1 or 6.2 or to increase the portion of the Option that is exercisable. Otherwise, this Agreement may not be amended without the written consent of the Optionee and the Company.
14.    Committee Determinations. The Optionee agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee or other administrator of the Plan as to the provisions of the Plan or this Agreement or any questions arising thereunder.
15.    Governing Law; Attorneys’ Fees. The Option grant and the provisions of this Agreement are governed by, and subject to, the laws of the State of Oregon. For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the jurisdiction of, and agree that such litigation shall be conducted, in the courts of Washington County, Oregon or the United States District Court for the District of Oregon, where this grant is made and/or to be performed. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.
16.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
17.    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
18.    Appendix. Notwithstanding any provisions in this Agreement, if the Optionee is a resident of any country other than the United States on the Grant Date, the Option grant shall be subject to the special terms and conditions set forth in the Appendix to this Agreement, including additional terms for all non-U.S. optionees and additional terms for the Optionee’s country. Moreover, if the Optionee relocates outside of the United States to one of the countries included in the Appendix, or from one such country to another such country, the special terms and conditions for all non-U.S. optionees and for such country will apply to the Optionee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.
19.    Imposition of Other Requirements. The Company reserves the right to impose other requirements upon the Optionee’s participation in the Plan, on the Option and on any shares of Class B Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
20.    Complete Agreement. This Agreement, including the Appendix, constitutes the entire agreement between the Optionee and the Company, both oral and written concerning the matters addressed herein, except with regard to the imposition of other requirements as described under Section 19 above, and all prior agreements or representations concerning the matters addressed herein, whether written or oral, express or implied, are terminated and of no further effect.

APP-37

NIKE, INC.
APPENDIX FOR NON-U.S. OPTIONEES
STOCK INCENTIVE PLAN
NON-STATUTORY STOCK OPTION AGREEMENT
This Appendix includes additional terms and conditions that govern Options for Optionees residing and/or working outside of the United States and in one of the countries listed herein. Capitalized terms not explicitly defined in this Appendix but defined in the Agreement shall have the same definitions as in the Agreement.
This Appendix also includes information regarding certain issues of which the Optionee should be aware with respect to participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of June 2015. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Optionee not rely on the information in this Appendix as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time that the Optionee exercises the Option or sells shares of Class B Common Stock acquired upon exercise of the Option.
In addition, the information contained herein is general in nature and may not apply to the Optionee’s particular situation, and the Company is not in a position to assure the Optionee of a particular result. Accordingly, the Optionee is advised to seek appropriate professional advice as to how the relevant laws in the Optionee’s country may apply to a particular situation.
Further, if the Optionee is a citizen or resident of a country other than the one in which the Optionee is currently working and/or residing, transfers employment after the Option is granted or is considered resident of another country for local law purposes, the information contained herein may not be applicable to the Optionee in the same manner, and the Company shall determine, in its sole discretion, to what extent the additional terms and conditions included herein shall apply to the Optionee.
Finally, the Company may, at any time and at its own discretion, restrict the available methods of exercising the Option/paying the purchase price or direct the repatriation of the proceeds of the sale of shares of Class B Common Stock acquired upon exercise of the Option if it deems it advisable for legal or administrative reasons.
ADDITIONAL TERMS FOR ALL NON-U.S. OPTIONEES
The following additional terms and conditions apply to the Option if the Optionee is a resident of any country other than the United States. Country-specific terms and conditions that apply to the Option if the Optionee is a resident of the particular country begin on page APP-7.
1.    Termination of Employment. Pursuant to Section 1 of Exhibit A to the Agreement, unless otherwise expressly provided for in the Agreement, in the event of termination of the Optionee’s employment or service, the Optionee’s right to vest in the Option, if any, will terminate on the date of termination, and the Optionee’s right to exercise the Option after termination of employment or service, if any, will be measured by the date of termination (except if termination is due to total disability or death, in which case the exercisability period starts following the Processing Period); provided, however, that the Company may determine, in its sole discretion, that, regardless of the reason of the Optionee's termination (whether or not in breach of local laws and whether or not later found to be invalid), vesting will cease on and the Optionee's right to exercise the Option will be measured by the date of termination of active employment or service, which will not be extended by any notice period mandated under local law (e.g., active employment or service would not include a period of “garden leave” or similar period pursuant to local law).
2.    Responsibility for Taxes. This provision replaces Section 4 of Exhibit A to the Agreement.
Regardless of any action the Company or the Employer takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Optionee’s participation in the Plan and legally applicable to the Optionee or deemed by the Company or the Employer to be an appropriate charge to the Optionee even if technically due by the Company or the

Employer (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Optionee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the issuance of shares of Class B Common Stock upon exercise of the Option, the subsequent sale of shares of Class B Common Stock acquired pursuant to such issuance and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Optionee has become subject to tax in more than one jurisdiction, the Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, the Optionee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Optionee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(1)	withholding from the Optionee’s wages or other cash compensation paid to the Optionee by the Company and/or the Employer;

(2)
withholding from proceeds of the sale of shares of Class B Common Stock acquired upon exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization); or

(3)	withholding in shares to be issued upon exercise of the Option.
Notwithstanding the above, if the Optionee is a Section 16 officer of the Company under the Exchange Act, then the Company will withhold in shares to be issued upon exercise of the Option, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case the Optionee may elect the form of withholding from the alternatives above.
To avoid negative accounting treatmentDepending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Optionee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares, for tax purposes, the Optionee is deemed to have been issued the full number of shares subject to the exercised Option, notwithstanding that a number of the shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Optionee’s participation in the Plan.
Finally, the Optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Optionee’s participation in the Plan that are not, in the discretion of the Company or the Employer, satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Class B Common Stock, if the Optionee fails to comply with the Optionee’s obligations in connection with the Tax-Related Items.

3.    Nature of Grant. In accepting this Option grant, the Optionee understands, acknowledges and agrees that:
3.1    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
3.2    the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted in the past;
3.3    all decisions with respect to future Option grants, if any, will be at the sole discretion of the Company;
3.4    the Optionee is voluntarily participating in the Plan;
3.5    the Option and the shares of Class B Common Stock subject to the Option, and the income and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which are outside the scope of the Optionee’s employment contract, if any;
3.6    the Option and the shares of Class B Common Stock subject to the Option, and the income and value of same, are not intended to replace any pension rights or compensation;
3.7    the Option and the shares of Class B Common Stock subject to the Option, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any subsidiary or affiliate of the Company;
3.8    the Option grant and the Optionee's participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any subsidiary or affiliate of the Company;
3.93.9    unless otherwise agreed with the Company, the Option and the shares of Class B Common Stock subject to the Option, and the income and value of same, are not granted for, or in connection with, any service the Optionee may provide as a director of any parent, subsidiary or affiliate of the Company;
3.10    the future value of the underlying shares of Class B Common Stock is unknown and cannot be predicted with certainty;
3.11    if the underlying shares of Class B Common Stock do not increase in value, the Option will have no value;
3.12    if the Optionee exercises the Option and obtains shares of Class B Common Stock, the value of the shares of Class B Common Stock acquired upon exercise may increase or decrease in value, even below the purchase price;
3.13    no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of the Optionee’s employment or service with the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws and whether or not later found to be invalid) and in consideration of the grant of the Option to which the Optionee is not otherwise entitled, the Optionee irrevocably agrees never to institute any claim against the Company, the Employer and any subsidiary or affiliate of the Company and waives his or her ability, if any, to bring any such claim, and releases the Company, the Employer and any subsidiary or affiliate of the Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then by participating in the Plan, the Optionee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal of withdrawal or such claims; and
3.13    neither the Company, the Employer nor any other parent, subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to the Optionee pursuant to the exercise of the Option or the subsequent sale of any shares of Common Stock acquired upon exercise.
4.    Data Privacy. The Optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Optionee’s personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Optionee’s participation in the Plan.
The Optionee understands that the Company and the Employer may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Options or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
The Optionee understands that Data will be transferred to E*Trade Corporate Financial Services, Inc., or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Optionee understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Optionee’s country. The Optionee understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting the Optionee’s local human resources representative. The Optionee authorizes the Company, E*Trade Corporate Financial Services, Inc. and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan. The Optionee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Optionee’s local human resources representative. Further, the Optionee understands that he or she is providing the consents herein on a purely voluntary basis. If the Optionee does not consent, or if the Optionee later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Optionee’s consent is that the Company would not be able to grant the Option or other equity awards to the Optionee or administer or maintain such awards. Therefore, the Optionee understands that refusing or withdrawing the Optionee’s consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee understands that the Optionee may contact the Optionee’s local human resources representative.
5.    Language. If the Optionee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
6.    Exception to Retirement Provisions. If the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in the country of Optionee’s residence that would likely result in the favorable retirement treatment under Sections 1.5 and 1.6 of Exhibit A being deemed unlawful and/or discriminatory, then the Company will not apply Sections 1.5 and 1.6 of Exhibit A at the time of the Optionee’s termination of employment or service, and instead will apply Section 1.2 of Exhibit A.
7.    Insider Trading Restrictions/Market Abuse Laws. The Optionee acknowledges that he or she may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell shares of Class B Common Stock or rights to shares under the Plan during such times as the Optionee is considered to have “inside information” regarding the Company (as defined by the laws in his or her country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Optionee acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Optionee is advised to speak to his or her personal advisor on this matter.
8.    Foreign Asset/Account Reporting Requirements. The Optionee acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect the Optionee’s ability to acquire or hold shares of Class B Common Stock acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on shares of Class B Common Stock acquired under the Plan) in a brokerage or bank account outside the Optionee’s country. The Optionee may be required to report such accounts, assets or transactions to the tax or other authorities in the Optionee’s country. The Optionee also may be required to repatriate sale proceeds or other funds received as a result of the Optionee’s participation in the Plan to the Optionee’s country through a designated bank or broker within a certain time after receipt. The Optionee acknowledges that it is the Optionee’s responsibility to be compliant with such regulations, and the Optionee is advised to consult his or her personal legal advisor for any details.
COUNTRY-SPECIFIC TERMS
The following additional terms and conditions may apply to the Option if the Optionee resides and/or works in any of the countries listed below between the time of grant of the Option and the sale of any shares of the Company's Class B Common Stock issued upon exercise of the Option.
ARGENTINA
Securities Law Information. Shares of the Company’s Class B Common Stock are not publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.
Exchange Control Information. Due to exchange control restrictions in Argentina, the Optionee understands that he or she may not be able to remit funds out of Argentina to pay the purchase price. The

Optionee is strongly advised to check with his or her personal advisor on the applicable restrictions prior to exercising the Option.

Provided proceeds from the sale of shares of the Company's Class B Common Stock or dividend proceeds are held in a U.S. bank or brokerage account for at least 10 days prior to transfer into Argentina, the Optionee should be able to freely transfer such proceeds into Argentina, although the Optionee should confirm this with his or her local bank. Please be aware that the Argentine bank handling the transaction may request certain documentation in connection with the request to transfer proceeds into Argentina, including evidence of the sale, proof of the source of the funds used to purchase the shares, etc. If the bank determines that the 10-day rule or any other rule or regulation promulgated by the Argentine Central Bank has not been satisfied, it will require that 30% of the proceeds be placed in a non-interest bearing dollar deposit account for a holding period of 365 days.

Please note that exchange control regulations in Argentina are subject to frequent change. The Optionee should consult with his or her personal legal advisor regarding any exchange control obligations that the Optionee may have prior to exercising the Option or receiving proceeds from the sale of shares of Class B Common Stock acquired upon exercise of the Option or from the payment of any dividends.
Foreign Asset/Account Reporting Information. The Optionee is required to report any share in a non-Argentine company (including shares of Class B Common Stock acquired upon exercise of the Option) held as of December 31 of each year in his or her annual tax return.
AUSTRALIA
Data Privacy. This provision supplements Section 4 of the Additional Terms for All Non-U.S. Optionees in this Appendix:
The Company can be contacted at One Bowerman Drive, Beaverton OR, 97005, U.S.A. The Australian Employer can be contacted at NIKE Australia Pty. Ltd., 28 Victoria Crescent, PO Box 443, Abbotsford VIC 3067, Australia or Hurley Australia Pty. Ltd., 24 Cross Street, Brookvale NSW 2100, Australia, as applicable.
The Optionee’s Data will be held in accordance with the Company’s privacy policy, a copy of which can be obtained by contacting the Company or the Australian Employer at the address listed above. The Company’s privacy policy contains, among other things, details of how the Optionee can access and seek correction of Data held in connection with this Agreement.
The Optionee understands and agrees that Data may be transferred to recipients located outside of Australia, including the United States and any other country where the Company has operations.
Breach of Law. Notwithstanding anything else in the Plan or the Agreement, the Optionee will not be entitled to, and shall not claim any benefit (including without limitation a legal right) under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth), any other provision of that Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits. Further, the Employer is under no obligation to seek or obtain the approval of its shareholders in a general meeting for the purpose of overcoming any such limitation or restriction.
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on behalf of the Optionee.

Securities Law Information. If the Optionee acquires shares of Class B Common Stock upon exercise of the Option and subsequently offers the shares for sale to a person or entity resident in Australia, such an offer may be subject to disclosure requirements under Australian law, and the Optionee should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.
AUSTRIA
Consumer Protection Information. To the extent that the provisions of the Austrian Consumer Protection Act are applicable to the Agreement and the Option, the Optionee may be entitled to revoke his or her acceptance of the Agreement if the conditions listed below are met:

(i)	The revocation must be made within one week after the Optionee accepts the Agreement.

(ii)
The revocation must be in written form to be valid. It is sufficient if the Optionee returns the Agreement to the Company or the Company’s representative with language that can be understood as the Optionee’s refusal to conclude or honor the Agreement, provided the revocation is sent within the period set forth above.

Exchange Control Information. If the Optionee holds shares of Class B Common Stock obtained through the Plan outside of Austria, the Optionee must submit a report to the Austrian National Bank. An exemption applies if the value of the shares as of any given quarter does not meet or exceed €30,000,000 or as of December 31 does not meet or exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. If quarterly reporting is required, the reports must be filed by the fifteenth day of the month following the last day of the respective quarter. The annual reporting date is as of December 31 and the deadline for filing the annual report is January 31 of the following year.
When shares are sold or cash dividends received, there may be exchange control obligations if the cash received is held outside Austria. If the transaction volume of all the Optionee’s accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month.
BELGIUM
Taxation of Option. The Option must be accepted in writing either (i) within 60 days of the offer (for tax at offer), or (ii) after 60 days of the offer (for tax at exercise). The Optionee should consult his or her personal tax advisor regarding the tax consequences of accepting the offer.
Foreign Asset/Account Reporting Information. Belgium residents are required to report any bank or brokerage accounts opened and maintained outside Belgium on their annual tax returns. In a separate report, Belgium residents are also required to provide the National Bank of Belgium with the account details of any such foreign accounts (including the account number, bank name and country in which any such account was opened). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under Kredietcentrales / Centrales des crédits caption. The Optionee should consult his or her personal advisor to ensure compliance with applicable reporting obligations.

BRAZIL
Compliance with Law. By accepting the Option, the Optionee acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the exercise of the Option, the receipt of any dividends, and the sale of shares issued upon exercise of the Option.
Exchange Control Information. Brazilian residents are required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include shares issued upon exercise of the Option.
Tax on Financial Transaction (IOF). Payments to foreign countries (including the payment of the purchase price) and repatriation of funds into Brazil and the conversion between BRL and USD associated with such fund transfers may be subject to the Tax on Financial Transactions. It is the Optionee's responsibility to comply with any applicable Tax on Financial Transactions arising from his or her participation in the Plan. The Optionee should consult with his or her personal tax advisor for additional details.
CANADA
Termination of Employment. This provision replaces Section 1 of the Additional Terms for All Non-U.S. Optionees in this Appendix:
Pursuant to Section 1 of Exhibit A to the Agreement, in the event of termination of the Optionee’s employment or service, the Optionee’s right to vest in the Option, if any, will terminate on the date of termination (except if termination is due to total disability, death, normal or early retirement, as set forth in Sections 1.3, 1.4, 1.5 and 1.6 of Exhibit A to the Agreement), and the Optionee’s right to exercise the Option after termination of employment or service, if any, will be measured by the date of termination (except if termination is due to total disability or death, in which case the exercisability period starts following the Processing Period), provided, however, that the Company may determine, in its sole discretion, that, regardless of the reason of the Optionee's termination (whether or not in breach of local laws and whether or not later found to be invalid), vesting will cease on and the Optionee's right to exercise the Option will be measured by the date that is the earlier of: (1) the date the Optionee’s employment or service relationship is terminated, (2) the date the Optionee receives notice of termination of employment or service, or (3) the date the Optionee is no longer actively employed by or in service regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to, statutory law, regulatory law and/or common law); the Committee shall have the exclusive discretion to determine when the Optionee is no longer actively employed or in service for purposes of the Option grant (including whether the Optionee may still be considered to be providing services while on a leave of absence).
Method of Exercise. This provision supplements Section 2 of Exhibit A to the Agreement and Section 2 of the Additional Terms for All Non-U.S. Optionees in this Appendix:
Notwithstanding anything to the contrary in the Plan or this Agreement, the Optionee will not be permitted to pay the purchase price or any Tax-Related Items by delivery to the Company, or attestation to the Company of ownership, of other Class B Common Stock, or by using a “net exercise” arrangement.
Securities Law Information. The Optionee will not be permitted to sell or otherwise dispose of the shares of Class B Common Stock acquired upon exercise of the Option within Canada. The Optionee will be permitted to sell or dispose of such shares only if such sale or disposal takes place outside of Canada through the facilities of the stock exchange on which the Class B Common Stock is traded.

Foreign Asset/Account Reporting Information. If the total value of the Optionee’s foreign property exceeds C$100,000 at any time during the year, the Optionee must report all of his or her foreign property on Form T1135 (Foreign Income Verification Statement) by April 30 of the following year. Foreign property includes shares of Class B Common Stock acquired under the Plan and may include the Option. The Option must be reported--generally at a nil cost--if the $100,000 cost threshold is exceeded because of other foreign property the Optionee holds. If shares of Class B Common Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares. The ACB would normally equal the fair market value of the shares of Class B Common Stock at exercise, but if the Optionee owns other shares, this ACB may have to be averaged with the ACB of the other shares. The Optionee should speak with a personal tax advisor to determine the scope of foreign property that must be considered for purposes of this requirement.
The following provisions will apply if the Optionee is a resident of Quebec:
French Language Provision. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.
Data Privacy. This provision supplements Section 4 of the Additional Terms for All Non-U.S. Optionees in this Appendix:
The Optionee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Optionee further authorizes the Company, any subsidiary or affiliate and the Committee to disclose and discuss the Option with their advisors. The Optionee further authorizes the Company and any subsidiary or affiliate to record such information and to keep such information in the Optionee’s employee file.
CHILE
Securities Law Information. The offer of the Option constitutes a private offering in Chile effective as of the Grant Date. The offer of the Option is made subject to general ruling n° 336 of the Chilean Superintendence of Securities and Insurance (“SVS”). The offer refers to securities not registered at the securities registry or at the foreign securities registry of the SVS, and, therefore, such securities are not subject to oversight of the SVS. Given that the Option is not registered in Chile, the Company is not required to provide information about the Option or shares of Class B Common Stock in Chile. Unless the Option and/or the shares of Class B Common Stock are registered with the SVS, a public offering of such securities cannot be made in Chile.
Esta oferta de las Opciónes se considera una oferta privada in Chile efectiva a partir de la Fecha de la Concesión. Esta oferta de las Opciónes se hace sujeta a la regla general no. 336 de la Superintendencia de Valores y Seguros chilena (“SVS”). La oferta se refiere a valores no inscritos en el registro de valores o en el registro de valores extranjeros de la SVS y, por lo tanto, tales valores no están sujetos a la fiscalización de ésta. Dado que las Opciónes no están registradas en Chile, no se requiere que la Compañía provea información sobre las Options o acciones en Chile. A menos que las Opciónes y/o acciones estén registradas con la SVS, una oferta pública de tales valores no puede hacerse en Chile.

Exchange Control Information. It is the Optionee’s responsibility to make sure that the Optionee complies with exchange control requirements in Chile when the value of his or her Option transaction is in excess of US$10,000, regardless of whether the Optionee exercises his or her Option through a cash exercise or cashless method of exercise.
If the Optionee uses the cash exercise method to exercise his or her Option and the Optionee remits funds in excess of US$10,000 out of Chile, the remittance must be made through the Formal Exchange Market (i.e., a commercial bank or registered foreign exchange office). In such case, the Optionee must provide to the bank or registered foreign exchange office certain information regarding the remittance of funds (e.g., destination, currency, amount, parties involved, etc.).
If the Optionee exercises his or her Option using a cashless exercise method and the aggregate value of the purchase price exceeds US$10,000, the Optionee must sign Annex 1 of the Manual of Chapter XII of the Foreign Exchange Regulations and file it directly with the Central Bank within 10 days of the exercise date.
The Optionee is not required to repatriate funds obtained from the sale of shares or the receipt of any dividends. However, if the Optionee decides to repatriate such funds, the Optionee must do so through the Formal Exchange Market if the amount of the funds exceeds US$10,000. In such case, the Optionee must report the payment to a commercial bank or registered foreign exchange office receiving the funds.
If the Optionee’s aggregate investments held outside of Chile meets or exceeds US$5,000,000 (including the investments made under the Plan), the Optionee must report the status of such investments quarterly to the Central Bank. Annex 3.1 of Chapter XII of the Foreign Exchange Regulations must be used to file this report.
Please note that exchange control regulations in Chile are subject to change. The Optionee should consult with his or her personal legal advisor regarding any exchange control obligations that the Optionee may have prior to exercising the Option or receiving proceeds from the sale of shares acquired upon exercise of the Option.
Annual Tax Reporting Obligation. The Chilean Internal Revenue Service (“CIRS”) requires all taxpayers to provide information annually regarding: (i) the taxes paid abroad which they will use as a credit against Chilean income taxes, and (ii) the results of foreign investments. These annual reporting obligations must be complied with by submitting a sworn statement setting forth this information before March 15 of each year. The forms to be used to submit the sworn statement are Tax Form 1853 “Annual Sworn Statement Regarding Credits for Taxes Paid Abroad” and Tax Form 1851 “Annual Sworn Statement Regarding Investments Held Abroad.” If the Optionee is not a Chilean citizen and has been a resident in Chile for less than three years, the Optionee is exempt from the requirement to file Tax Form 1853. These statements must be submitted electronically through the CIRS website: www.sii.cl.

CHINA
The following provisions apply to PRC nationals and any other individuals who are subject to exchange control requirements in China, as determined by the Company in its sole discretion:
Restriction on Exercisability. Notwithstanding Section 2 of Exhibit A to the Agreement and any other provision of the Agreement or the Plan, the Optionee will not be permitted to exercise his or her Option until and unless the necessary approvals for the Plan have been obtained from the State Administration of Foreign Exchange (“SAFE”) and remain in place, as determined by the Company in its sole discretion.

Method of Exercise. This provision supplements Section 2 of Exhibit A to the Agreement and Section 2 of the Additional Terms for All Non-U.S. Optionees in this Appendix:
Notwithstanding anything to the contrary in the Agreement or the Plan, due to exchange control laws in China, the Optionee will be required to exercise his or her Option using the cashless sell-all exercise method pursuant to which all shares subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale, less the purchase price, any Tax-Related Items and broker’s fees or commissions, will be remitted to the Optionee in accordance with any applicable exchange control laws and regulations. The Company reserves the right to provide additional methods of exercise depending on the development of local law.
Exchange Control Requirements. The Optionee understands and agrees that, pursuant to local exchange control requirements, the Optionee will be required to immediately repatriate the cash proceeds from the cashless exercise of the Option to China. The Optionee further understands that, under local law, such repatriation of his or her cash proceeds may need to be effectuated through a special exchange control account established by the Company, the Employer or any other subsidiary or affiliate of the Company, and the Optionee hereby consents and agrees that any proceeds from the sale of shares may be transferred to such special account prior to being delivered to the Optionee.
The proceeds may be paid to the Optionee in U.S. dollars or local currency at the Company’s discretion. In the event the proceeds are paid to the Optionee in U.S. dollars, the Optionee understands that the Optionee will be required to set up a U.S. dollar bank account in China and provide the bank account details to the Employer and/or the Company so that the proceeds may be deposited into this account. If the proceeds are paid to the Optionee in local currency, the Company is under no obligation to secure any particular exchange conversion rate and/or conversion date and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. The Optionee agrees to bear any currency fluctuation risk between the time the shares are sold or dividends are received and the time the proceeds are distributed through any such special exchange account. The Optionee further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
Post-Termination Exercise Period. This provision modifies Section 1 of Exhibit A to the Agreement:
Notwithstanding the post-termination exercise periods set forth in Section 1 of Exhibit A to the Agreement, to comply with local exchange control requirements, Optionee will be required to exercise the Option within the lesser of (1) the period set forth in Section 1 of Exhibit A to the Agreement, and (2) three (3) months after termination of employment or service, regardless of the reason for termination. The Company reserves the right to allow for a longer exercise period depending on the development of local law.
Exchange Control Information. Chinese residents may be required to report to SAFE all details of their foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-Chinese residents.
CROATIA
Exchange Control Information. The Optionee must report any foreign investments (including the shares acquired upon exercise of the Option) to the Croatian National Bank for statistical purposes and obtain prior approval of the Croatian National Bank for bank accounts opened abroad. However, because exchange control regulations may change without notice, the Optionee should consult with his or her legal advisor to ensure compliance with current regulations. It is the Optionee’s responsibility to comply with Croatian exchange control laws.
CYPRUS
There are no country-specific provisions.
CZECH REPUBLIC
Exchange Control Information. Upon request of the Czech National Bank, the Optionee may need to file a notification within 15 days of the end of the calendar quarter in which he or she acquires shares upon exercise of the Option. However, because exchange control regulations change frequently and without notice, the Optionee should consult with his or her personal legal advisor prior to the exercise of the Option and the sale of shares of the Company’s Common Stock to ensure compliance with current regulations. It is the Optionee’s responsibility to comply with any applicable Czech exchange control laws.
DENMARK
Stock Option Act. By accepting the grant of the Option, the Optionee acknowledges that he or she has received an Employer Statement in Danish, which is being provided to comply with the Danish Stock Option Act, provided the Optionee is subject to the Danish Stock Option Act.
Securities/Tax Reporting Information. The Optionee may hold shares acquired upon exercise of the Option in a safety-deposit account (e.g., a brokerage account) either with a Danish bank or with an approved foreign broker or bank. If the shares are held with a foreign broker or bank, the Optionee is required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, he or she must file a Declaration V (Erklaering V) with the Danish Tax Administration. The Declaration V must be signed by the Optionee and may be signed by the broker or bank, as applicable, where the account is held. In the event that the applicable broker or bank with which the safety-deposit account is held does not also sign the Declaration V, the Optionee acknowledges that he or she is solely responsible for providing certain details regarding the foreign brokerage or bank account and any shares acquired at exercise and held in such account to the Danish Tax Administration as part of the Optionee’s annual income tax return. By signing the Declaration V, the Optionee at the same time authorizes the Danish Tax Administration to examine the account.
In addition, when the Optionee opens a deposit account or a brokerage account for the purpose of holding cash outside of Denmark, the bank or brokerage account, as applicable, will be treated as a deposit account because cash can be held in the account. Therefore, the Optionee must also file a Declaration K (Erklaering K) with the Danish Tax Administration. Both the Optionee and the applicable financial institution (the bank or broker, as applicable ) must sign the Declaration K. By signing the Declaration K, the bank or broker, as applicable, undertakes an obligation, without further request each year, not later than on February 1 of the year following the calendar year to which the information relates, to forward certain information to the Danish Tax Administration concerning the content of the deposit account. The Danish Tax Administration may grant an exemption for the broker or bank’s requirement to sign Declaration K if the foreign broker or bank does not wish to or, pursuant to the laws of the relevant country, is not allowed to assume such obligation to report, the Optionee acknowledges that he or she is solely responsible for providing certain details regarding the foreign brokerage or bank account to the Danish Tax Administration as part of the Optionees annual income tax return. By signing the Declaration K, the Optionee at the same time authorizes the Danish Tax Administration to examine the account.
Foreign Asset/Account Reporting Information. If the Optionee establishes an account holding shares or cash outside of Denmark, the Optionee must report the account to the Danish Tax Administration. The form which should be used in this respect can be obtained from a local bank. (Please note that these obligations are separate from and in addition to the obligations described above.)
FINLAND
There are no country-specific provisions.
FRANCE
Language Consent. By accepting the Option, the Optionee confirms having read and understood the documents relating to this grant (the Plan, the French Plan (defined below), the Agreement and this Appendix) which were provided in English language. The Optionee accepts the terms of those documents accordingly.
En acceptant l’attribution, le Bénéficiaire confirme ainsi avoir reçu lu et compris les documents relatifs à cette attribution (le Plan le Plan Français (défini ci-dessous) et l’Accord et cette Annexe) ) qui ont été communiqués en langue anglaise. Le Bénéficiaire accepte les termes en connaissance de cause.
Foreign Asset/Account Reporting Information. French residents are required to report all foreign accounts (whether open, current or closed) to the French tax authorities when filing their annual tax returns. The Optionee should consult his or her personal advisor to ensure compliance with applicable reporting obligations.
The following terms and conditions apply to French-qualified options granted on or after September 28, 2012. The terms and conditions applicable to French-qualified options granted before this date differ and the Optionee is advised to consult with his or her personal tax advisor in this regard.
French- Qualified Option Under the French Plan. The Option is granted under the Sub-Plan for Option Grants to French Optionees (the “French Plan”) and is intended to qualify for favorable tax and social security treatment under Section L. 225‑177 to L. 225‑186‑1 of the French Commercial Code, as amended and in accordance with the relevant provisions set forth by the French tax and social security laws and the French tax and social security administrations. Thus, the terms of the French Plan and the following additional terms shall apply.
The Company does not undertake to maintain the qualified status of the Option. Further, the Optionee understands and agrees that the Optionee will be responsible for paying personal income tax and his or her portion of social security contributions resulting from the exercise of the Option in the event the Option loses its qualified status and that the Optionee will not be entitled to any damages if the Option no longer qualifies as French-qualified Option.
Plan Terms. The Option is subject to the terms and conditions of the Plan and the French Plan. To the extent that any term is defined in both the Plan and the French Plan, for purposes of this grant of the Option, the definitions in the French Plan shall prevail.
Death. This provision replaces Section 1.4 of Exhibit A to the Agreement:
If the Optionee dies while actively employed by the Company or a subsidiary or affiliate of the Company, pursuant to Section 7 of the French Plan, the Option shall become immediately vested and exercisable in full and may be exercised within six (6) months of the Optionee’s death by the executor or administrator of Optionee’s estate or any person to whom the Option is transferred by will or the laws of descent and distribution. Any portion of the Option that is not exercised within six (6) months following the date of the Optionee’s death shall terminate and be forfeited.

Shares Acquired at Exercise of the Option. The Company may require that the shares acquired upon exercise remain with an appointed broker until their sale.
GERMANY
Exchange Control Information. If the Optionee remits funds in excess of €12,500 out of or into Germany, such cross-border payment must be reported monthly to the German Federal Bank (Bundesbank). The Optionee is responsible for the reporting obligation and should file the report ("Allgemeine Meldeportal Statistik") electronically by the fifth day of the month following the month in which the payment is made. A copy of the form can be accessed via the Bundesbank’s website at www.bundesbank.de and is available in both German and English.

GREECE
Exchange Control Information. If the Optionee exercises his or her Option through a cash exercise, withdraws funds from a bank in Greece and remits those funds out of Greece, where the fund exceeds €50,000, the Optionee will be required to submit a written application to the bank containing the following information: (i) amount and currency to be remitted; (ii) account to be debited; (iii) name and contact information of the beneficiary (the person or company to whom the funds are to be remitted); (iv) bank of the beneficiary with address and code number; (v) account number of the beneficiary; (vi) details of the payment such as the purpose of the transaction (e.g., exercise of shares); and (vii) expenses of the transaction.
If the Optionee exercises his or her Option by way of a cashless method of exercise, this application will not be required since no funds will be remitted out of Greece.
HONG KONG
Securities Law Information:Securities Law Information: Warning: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. The Optionee is advised to exercise caution in relation to the offer. If the Optionee is in any doubt about any of the contents of this document, he or she should obtain independent professional advice. The Option and shares acquired upon exercise of the Option do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company, its subsidiaries or affiliates. The Plan, the Agreement, and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. The Option is intended only for the personal use of each eligible employee of the Employer, the Company or any subsidiary or affiliate and may not be distributed to any other person.
Sale Restriction. Shares received at exercise are accepted as a personal investment. Notwithstanding anything contrary in the Agreement or the Plan, in the event the Option vests and the Optionee or his or her heirs and representatives exercise the Option such that shares are issued to the Optionee or his or her heirs and representatives within six months of the Grant Date, the Optionee agrees that the Optionee or his or her heirs and representatives will not offer to the public or otherwise dispose of any shares acquired prior to the six-month anniversary of the Grant Date.
Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.
HUNGARY
There are no country-specific provisions.

INDIA
Method of Exercise. Notwithstanding anything to the contrary in the Plan or the Agreement, due to legal restrictions in India, the Optionee will not be permitted to pay the purchase price by a “sell-to-cover” exercise (i.e., where shares of Class B Common Stock subject to the Option will be sold immediately upon exercise and the proceeds of the sale will be remitted to the Company to cover the purchase price for the purchased shares and any Tax-Related Items or Fringe Benefit Tax withholding). The Company reserves the right to permit this method of payment depending on the development of local law.
. The Optionee agrees to repatriate to India all proceeds received from the sale of shares of Class B Common Stock within ninety (90) days of receipt and any dividends paid on such shares within one hundred and eighty (180) days of receipt. The Optionee must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Company requests proof of repatriation. It is the Optionee’s responsibility to comply with applicable exchange control laws in India.
Foreign Asset/Account Reporting Information. The Optionee is required to declare any foreign bank accounts and any foreign financial assets (including shares of Class B Common Stock held outside India) in the Optionee’s annual tax return. The Optionee is responsible for complying with this reporting obligation and is advised to confer with his or her personal tax advisor in this regard.
INDONESIA
Exchange Control Information. Indonesian residents must provide the Indonesian central bank, Bank Indonesia, with information on foreign exchange activities on an online monthly report no later than the fifteenth day of the following month.
f the Optionee remits funds into or out of Indonesia, the Indonesian bank through which the transaction is made will submit a report on the transaction to the Bank of Indonesia for statistical reporting purposes. Although the bank through which the transaction is made is required to make the report, the Optionee must complete a “Transfer Report Form.”
Method of Exercise. The following provision supplements Section 2 of Exhibit A to the Agreement and Section 2 of the Additional Terms for All Non-U.S. Optionees in this Appendix:

Due to regulatory requirements, the Optionee understands that the Optionee will be restricted to the cashless sell-all method of exercise. To complete a cashless sell-all exercise, the Optionee understands that the Optionee needs to instruct his or her broker to: (i) sell all of the shares issued upon exercise; (ii) use the proceeds to pay the purchase price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to the Optionee. The Optionee will not be permitted to hold shares after exercise. Depending on the development of local laws or the Optionee’s country of residence, the Company reserves the right to modify the methods of exercising the Option and, in its sole discretion, to permit cash exercise, cashless sell-to cover exercise or any other method of exercise and payment of Tax‑Related Items permitted under the Agreement.
IRELAND
Director Notification Obligation. If the Optionee is a director, shadow director or secretary of the Company’s Irish subsidiary or affiliate, and his or her interest in the Company represents more than 1% of the Company’s voting share capital, the Optionee must notify the Irish subsidiary or affiliate in writing within five business days of receiving or disposing of an interest in the Company (e.g., shares acquired under the Plan, etc.), or within five business days of becoming aware of the event giving rise to the notification requirement or within five days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).
ISRAEL
Securities Law Information. This offer of the Option does not constitute a public offering under the Securities Law, 1968.
Method of Exercise. The following provision supplements Section 2 of Exhibit A to the Agreement and Section 2 of the Additional Terms for All Non-U.S. Optionees in this Appendix:
The Optionee understands that the Optionee will be restricted to the cashless sell-all method of exercise. To complete a cashless sell-all exercise, the Optionee understands that the Optionee needs to instruct his or her broker to: (i) sell all of the shares issued upon exercise; (ii) use the proceeds to pay the purchase price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to the Optionee. The Optionee will not be permitted to hold shares after exercise. Depending on the development of local laws or the Optionee’s country of residence, the Company reserves the right to modify the methods of exercising the Option and, in its sole discretion, to permit cash exercise, cashless sell-to cover exercise or any other method of exercise and payment of Tax‑Related Items permitted under the Agreement.
ITALY
Method of Exercise. The following provision supplements Section 2 of Exhibit A to the Agreement and Section 2 of the Additional Terms for All Non-U.S. Optionees in this Appendix:
Due to regulatory requirements, the Optionee understands that the Optionee will be restricted to the cashless sell-all method of exercise. To complete a cashless sell-all exercise, the Optionee understands that the Optionee needs to instruct his or her broker to: (i) sell all of the shares issued upon exercise; (ii) use the proceeds to pay the purchase price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to the Optionee. The Optionee will not be permitted to hold shares after exercise. Depending on the development of local laws or the Optionee’s country of residence, the Company reserves the right to modify the methods of exercising the Option and, in its sole discretion, to permit cash exercise, cashless sell-

to cover exercise or any other method of exercise and payment of Tax‑Related Items permitted under the Agreement.
Data Privacy Notice. This provision replaces Section 4 of the Additional Terms for All Non-U.S. Optionees in this Appendix:
The Optionee understands that the Company and the Employer, as a data processor of the Company, may hold certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any subsidiary or affiliate, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor, and that the Company and the Employer will process said data and other data lawfully received from third parties (collectively, “Personal Data”) for the exclusive purpose of managing and administering the Plan and complying with applicable laws, regulations and legislation.
The Optionee also understands that providing the Company with Personal Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that the Optionee’s denial to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect the Optionee’s ability to participate in the Plan.
The Optionee understands that Personal Data will not be publicized, but it may be accessible by the Employer as a data processor of the Company and within the Employer’s organization by its internal and external personnel in charge of processing. Furthermore, Personal Data may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. The Optionee understands that Personal Data may also be transferred to the independent registered public accounting firm engaged by the Company, and also to the legitimate addressees under applicable laws. The Optionee further understands that the Company and its subsidiaries or affiliates will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of the Optionee’s participation in the Plan, and that the Company and its subsidiaries or affiliates may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Personal Data to a broker or other third party with whom the Optionee may elect to deposit any shares acquired under the Plan or any proceeds from the sale of such shares. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands that these recipients may be acting as controllers, processors or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in the United States or elsewhere, including countries that do not provide an adequate level of data protection as intended under Italian privacy law.
Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.
The Optionee understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Personal Data abroad, including outside of the European Economic Area, as specified herein and pursuant to applicable laws and regulations, does not require the Optionee’s consent thereto as the processing is necessary to performance of law and contractual obligations related to implementation, administration and management of the Plan. The Optionee understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, he or she has the right at any moment to, including, but not limited to, obtain confirmation that Personal Data exists or not, access, verify its content, origin and accuracy, delete, update, integrate, correct, block or stop, for legitimate reason, the Personal Data processing. To exercise privacy rights the Optionee should address the Data Controller as defined in the employee privacy policy. Furthermore, the Optionee is aware that Personal Data will not be used for direct marketing purposes. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting the Optionee’s human resources department.
Plan Document Acknowledgment. By accepting the Option, the Optionee acknowledges that he or she has received a copy of the Plan, the Agreement and this Appendix and has reviewed the Plan, the Agreement and this Appendix in their entirety and fully accepts all provisions thereof. The Optionee further acknowledges that he or she has read and specifically and expressly approves (a) the following provisions of Exhibit A to the Agreement: (i) Section 9: No Right to Employment or Service; (ii) Section 15: Governing Law; Attorneys’ Fees; and (iii) Section 18: Appendix; (b) the following provisions of the Additional Terms for All Non-U.S. Optionees in this Appendix: (i) Section 2: Responsibility for Taxes; (ii) Section 3: Nature of Grant; and (iii) Section 5: Language; and (c) the Data Privacy Notice section set forth immediately above in this Appendix.
Foreign Asset/Account Reporting Information. If the Optionee holds investments abroad or foreign financial assets (e.g., cash and shares acquired under the Plan) that may generate income taxable in Italy, the Optionee is required to report them on his or her annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due, irrespective of their value. The same reporting duties apply to the Optionee if the Optionee is the beneficial owner of the investments, even if the Optionee does not directly hold investments abroad or foreign assets.

Foreign Asset Tax Information. The value of the financial assets held outside of Italy by Italian residents is subject to a foreign asset tax. Such tax is currently levied at an annual rate of 2 per thousand (0.2%). The taxable amount will be the fair market value of the financial assets (e.g., shares acquired under the Plan) assessed at the end of the calendar year.
JAPAN
Exchange Control Information. If the Optionee acquires shares of Class B Common Stock valued at more than ¥100 million in a single transaction, the Optionee must file a Securities Acquisition Report with the Ministry of Finance (the “MOF”) through the Bank of Japan within 20 days of the acquisition.
In addition, if the Optionee pays more than ¥30 million in a single transaction for the purchase of shares when the Optionee exercises the Option, the Optionee must file a Payment Report with the MOF through the Bank of Japan within 20 days of the date that the payment is made. The precise reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan. Please note that a Payment Report is required independently from a Securities Acquisition Report. Therefore, the Optionee must file both a Payment Report and a Securities Acquisition Report if the total amount that the Optionee pays in a single transaction for exercising the Option and purchasing the shares exceeds ¥100 million.
Foreign Asset/Account Reporting Information. The Optionee will be required to report details of any assets held outside of Japan as of December 31 (including the shares acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15 each year. The Optionee should consult with his or her personal tax advisor as to whether the reporting obligation applies to the Optionee and whether the Optionee will be required to report details of his or her outstanding Option, as well as the shares, in the report.
KOREA
If the Optionee remits funds out of Korea to pay the purchase price, the remittance of funds must be confirmed by a foreign exchange bank in Korea. The Optionee should submit the following supporting documents evidencing the nature of the remittance to the bank together with the confirmation application: (i) the Agreement; (ii) the Plan; and (iii) his or her certificate of employment. This confirmation is an automatic procedure (i.e., the bank does not need to approval the remittance and the process should not take more than a single day). This confirmation is not necessary if the Optionee pays the purchase price through any form of payment whereby some or all of the shares purchased upon exercise of the Option are sold to pay the purchase price, because in this case there is no remittance of funds out of Korea.
If the Optionee realizes US$500,000 or more from the sale of shares or the receipt of dividends in a single transaction, he or she must repatriate the proceeds to Korea within 18 months of the sale or receipt.
Foreign Asset/Account Reporting Information. The Optionee must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) in the foreign countries that have not entered into “inter-governmental agreement for automatic exchange of tax information” with Korea to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency) on any month-end during a calendar year. The Optionee should consult with his or her personal tax advisor to determine any personal reporting obligations.
MALAYSIA

Data Privacy. This provision replaces Section 4 of the Additional Terms for All Non-U.S. Optionees in this Appendix:

The Optionee hereby explicitly, voluntarily and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in the Agreement and any other Plan participation materials by and among, as applicable, the Employer, the Company and any affiliates or any third parties authorized by same in assisting in the implementation, administration and management of the Optionee’s participation in the Plan.
The Optionee may have previously provided the Company and the Employer with, and the Company and the Employer may hold, certain personal information about the Optionee, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, the fact and conditions of the Optionee’s participation in the Plan, details of all options or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in the Optionee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
The Optionee also authorizes any transfer of Data, as may be required, to such stock plan service provider as may be selected by the Company from time to time, which is assisting the Company with the implementation, administration and management of the Plan and/or with whom any shares acquired upon exercise of the Option are deposited. The Optionee acknowledges that these recipients may be located in the Optionee’s country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections to the Optionee’s country, which may not give the same level of protection to Data. The Optionee understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. The Optionee authorizes the Company, the stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Optionee’s participation in the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Optionee’s participation in the Plan. The Optionee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Optionee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing his or her local human resources representative, whose contact details are Mari McBurney, 30 Pasir Panjang Rd #10-31/32, 117440, Singapore; +65 6216 7812; mari.mcburney@nike.com. Further, the Optionee understands that he or she is providing the consents herein on a purely voluntary basis. If the Optionee does not consent, or if the Optionee later seeks to revoke the consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the consent is that the Company would not be able to grant future stock options or other equity awards to the Optionee or administer or maintain such awards. Therefore, the Optionee understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of the refusal to consent or withdrawal of consent, the Optionee understands that he or she may contact his or her local human resources representative.

Pemegang Opsyen dengan ini secara eksplicit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadinya seperti yang dinyatakan dalam Perjanjian Penganugerahan ini dan apa-apa bahan penyertaan Pelan oleh dan di antara, sebagaimana yang berkenaan, Majikan, Syarikat dan mana-mana Syarikat Sekutu atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan Pemegang Opsyen dalam Pelan tersebut.
Sebelum ini, Pemegang Opsyen mungkin telah membekalkan Syarikat dan Majikan dengan, dan Syarikat dan Majikan mungkin memegang, maklumat peribadi tertentu tentang Pemegang Opsyen, termasuk, tetapi tidak terhad kepada, namanya , alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa syer dalam saham atau jawatan pengarah yang dipegang dalam Syarikat, fakta dan syarat-syarat penyertaan Pemegang Opsyen dalam Pelan, butir-butir semua opsyenatau apa-apa hak lain untuk syer dalam saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun bagi faedah Pemegang Opsyen (“Data”), untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut.
Pemegang Opsyen juga memberi kuasa untuk membuat apa-apa pemindahan Data, sebagaimana yang diperlukan, kepada pembekal perkhidmatan pelan saham sebagaimana yang dipilih oleh Syarikatdari semasa ke semasa, yang membantu Syarikat dalam pelaksanaan, pentadbiran dan pengurusan Pelandan/atau dengan sesiapa yang mendepositkan syer-syer Saham yang diperolehi melalui pelaksanaan Opsyen. Pemegang Opsyen mengakui bahawa penerima-penerima ini mungkin berada di negara Pemegang Opsyen atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara Pemegang Opsyen, yang mungkin tidak boleh memberi tahap perlindungan yang sama kepada Data. Pemegang Opsyen faham bahawa dia boleh meminta senarai nama dan alamat mana-mana penerima Data dengan menghubungi wakil sumber manusia tempatannya. Pemegang Opsyen memberi kuasa kepada Syarikat, pembekal perkhidmatan pelan saham dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan penyertaan Pemegang Opsyen dalam Pelan untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaan Pemegang Opsyen dalam Pelan tersebut. Pemegang Opsyen faham bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaannya dalam Pelan tersebut. Pemegang Opsyen faham bahawa dia boleh, pada bila-bila masa, melihat data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatannya, di mana butir-butir hubungannya adalah Mari McBurney, 30 Pasir Panjang Rd #10-31/32, 117440, Singapore; +65 6216 7812; mari.mcburney@nike.com. Selanjutnya, Pemegang Opsyen memahami bahawa dia memberikan persetujuan di sini secara sukarela. Jika Pemegang Opsyen tidak bersetuju, atau jika Pemegang Opsyen kemudian membatalkan persetujuannya , status pekerjaan atau perkhidmatan dan kerjayanya dengan Majikan tidak akan terjejas; satunya akibat buruk jika dia tidak bersetuju atau menarik balik persetujuannya adalah bahawa Syarikat tidak akan dapat memberikan opsyen saham pada masa depan atau anugerah ekuiti lain kepada Pemegang Opsyen atau mentadbir atau mengekalkan anugerah tersebut. Oleh itu, Pemegang Opsyen faham bahawa keengganan atau penarikan balik persetujuannya boleh menjejaskan keupayaannya untuk mengambil bahagian dalam Pelan tersebut. Untuk maklumat lanjut mengenai akibat keengganannya untuk memberikan keizinan atau penarikan balik keizinan, Pemegang Opsyen fahami bahawa dia boleh menghubungi wakil sumber manusia tempatannya .

Director Notification Obligation. If the Optionee is a director of the Company’s Malaysian subsidiary, he or she is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian subsidiary in writing when the Optionee receives or disposes of an interest (e.g., an Option, shares) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.
MEXICO
No Entitlement or Claims for Compensation. This provision supplements Section 3 of the Additional Terms for All Non-U.S. Optionees in this Appendix:
By accepting the Option, the Optionee understands and agrees that any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.
Policy Statement. The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability.
The Company, with registered offices at One Bowerman Drive, Beaverton OR, 97005, U.S.A., is solely responsible for the administration of the Plan and participation in the Plan and, in the Optionee’s case, the acquisition of shares does not, in any way, establish an employment relationship between the Optionee and the Company since the Optionee is participating in the Plan on a wholly commercial basis, nor does it establish any rights between the Optionee and the Employer.
Plan Document Acknowledgment. By accepting the Option, the Optionee acknowledges that he or she has received copies of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.
In addition, by accepting the Option, the Optionee further acknowledges that he or she has read and specifically and expressly approves the terms and conditions in Section 3 of the Additional Terms for All Non-U.S. Optionees in this Appendix, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and its parent, subsidiaries and affiliates are not responsible for any decrease in the value of the shares underlying the Option.
Finally, the Optionee hereby declares that he or she does do not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of participation in the Plan and therefore grants a full and broad release to the Employer and the Company and its parent, subsidiaries and affiliates with respect to any claim that may arise under the Plan.
Spanish Translation
Reconocimiento de la Ley Laboral. Estas disposiciones complementan el apartado 3 Condiciones adicionales para todos los no-EE.UU. Optionees en el presente Apéndice :

Por medio de la aceptación de la Opción, quien tiene la opción manifiesta que entiende y acuerda que cualquier modificación del Plan o su terminación no constituye un cambio o desmejora en los términos y condiciones de empleo.
Declaración de Política. La invitación por parte de la Compañía bajo el Plan es unilateral y discrecional y, por lo tanto, la Compañía se reserva el derecho absoluto de modificar y discontinuar el mismo en cualquier momento, sin ninguna responsabilidad.
La Compañía, con oficinas registradas ubicadas en One Bowerman Drive, Beaverton OR, 97005, EE.UU., es la única responsable por la administración del Plan y de la participación en el mismo y, en el caso del que tiene la opción, la adquisición de acciones no establece de forma alguna, una relación de trabajo entre el que tiene la opción y la Compañía, ya que la participación en el Plan por parte del que tiene la opción es completamente comercial así como tampoco establece ningún derecho entre el que tiene la opción y el patrón.
Reconocimiento del Plan de Documentos. Por medio de la aceptación de la Opción, el que tiene la opción reconoce que ha recibido copias del Plan, que el mismo ha sido revisado al igual que la totalidad del Acuerdo y, que ha entendido y aceptado las disposiciones contenidas en el Plan y en el Acuerdo.
Adicionalmente, por medio de la aceptación de la Opción, el que tiene la opción reconoce que ha leído, y que aprueba específica y expresamente los términos y condiciones contenidos en el apartado 3 Condiciones adicionales para todos los no-EE.UU. Optionees en el presente Apéndice, sección en la cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, así como su sociedad controlante, subsidiaria or filiales no son responsables por cualquier detrimento en el valor de las acciones en relación con la Opción.
Finalmente, por medio de la presente quien tiene la opción declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación, daño o perjuicio alguno como resultado de la participación en el Plan y en consecuencia, otorga el más amplio finiquito a su patrón, así como a la Compañía, a su sociedad controlante, subsidiaria or filiales con respecto a cualquier demanda que pudiera originarse en virtud del Plan.
NETHERLANDS

Labor Law Acknowledgment. By accepting the Option, the Optionee acknowledges that: (i) the Option is intended as an incentive for the Optionee to remain employed with the Employer and is not intended as remuneration for labor performed; and (ii) the Option is not intended to replace any pension rights or compensation.

NEW ZEALAND
Securities Law Notification. The Optionee will receive the following documents (in addition to this Appendix) in connection with the Option grant:
(i)    an Agreement which sets forth the terms and conditions of the Option grant;

(ii)	a copy of the Company’s most recent annual report and most recent financial reports that have been made publicly available to enable the Optionee to make informed decisions concerning the Option; and

(iii)
a copy of a summary of the Plan (“Summary”) (i.e., the Company’s Form S-8 Plan Prospectus under the U.S. Securities Act of 1933, as amended), and the Company will provide any attachments or documents incorporated by reference into the Summary upon written request. The documents incorporated by reference into the Summary are updated periodically. Should the Optionee request copies of the documents incorporated by reference into the Summary, the Company will provide the Optionee with the most recent documents incorporated by reference.

NORWAY
There are no country-specific provisions.
PHILIPPINES
Securities Law Information. The sale or disposal of shares of Class B Common Stock acquired under the Plan may be subject to certain restrictions under Philippine securities laws. Those restrictions should not apply if the offer and resale of Class B Common Stock takes place outside of the Philippines through the facilities of a stock exchange on which the shares of Class B Common Stock are listed. The shares of Class B Common Stock are currently listed on the New York Stock Exchange. The Optionee’s designated broker should be able to assist the Optionee in the sale of shares of Class B Common Stock on the New York Stock Exchange. If the Optionee has questions with regard to the application of Philippine securities laws to the disposal or sale of the shares of Class B Common Stock acquired under the Plan then the Optionee should consult with his or her legal advisor.

POLAND
Exchange Control Information. If the Optionee transfers funds in excess of €15,000 into or out of Poland in connection with the purchase or sale of shares acquired upon exercise of the Option, the funds must be transferred via a bank in Poland. The Optionee is required to retain the documents connected with a foreign exchange transaction for a period of five (5) years, as measured from the end of the year in which such transaction occurred.
Further, if the Optionee holds shares acquired upon exercise of the Option and/or maintains a bank or brokerage account abroad, the Optionee will have reporting duties to the National Bank of Poland if the total value of securities and cash held in such foreign accounts exceeds PLN7 million. The Optionee must file such reports on the transactions and balances of the accounts on a quarterly basis. The Optionee should consult with his or her personal legal advisor to determine what he or she must do to fulfill any applicable reporting duties.
PORTUGAL
Language Consent. The Optionee hereby expressly declares that he or she has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Agreement.

O Contratado, pelo presente instrumento, declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo de Atribuição (Agreement em inglês).

Exchange Control Information. If the Optionee holds shares acquired under the Plan, the acquisition of shares should be reported to the Banco de Portugal for statistical purposes. If the shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report on the Optionee’s behalf. If the shares are not deposited with a commercial bank or financial intermediary in Portugal, the Optionee is responsible for submitting the report to the Banco de Portugal.
Exchange Control Information. If the Optionee holds shares purchased upon exercise of the Option, the acquisition of shares should be reported to the Banco de Portugal for statistical purposes. If the shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report on the Optionee’s behalf. If the shares are not deposited with a commercial bank or financial intermediary in Portugal, the Optionee is responsible for submitting the report to the Banco de Portugal.
RUSSIA
U.S. Transaction and Sale Restrictions. Any shares issued upon exercise of the Option shall be delivered to the Optionee through a brokerage account in the U.S. The Optionee may hold the shares in his or her brokerage account in the U.S.; however, in no event will the shares issued to the Optionee and/or share certificates or other instruments be delivered to the Optionee in Russia. The Optionee is not permitted to make any public advertising or announcements regarding the Option or shares in Russia, or promote these shares to other Russian legal entities or individuals, and the Optionee is not permitted to sell or otherwise dispose of the shares directly to other Russian legal entities or individuals. The Optionee is permitted to sell shares only on the New York Stock Exchange and only through a U.S. broker.

Securities Law Information. This Appendix, the Agreement, the Plan and all other materials that the Optionee may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of securities pursuant to the Plan has not and will not be registered in Russia; hence, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia.
Please note that, under the Russian law, the Optionee is not permitted to sell the Company’s shares directly to other Russian individuals and the Optionee is not permitted to bring share certificates into Russia.
Exchange Control Information. In order to perform a cash exercise of the Option, the Optionee must remit the funds from a foreign currency account at an authorized bank in Russia. This requirement does not apply if the Optionee uses a cashless method of exercise, such that there is no remittance of funds out of Russia.
Under current exchange control regulations, within a reasonably short time after sale of the shares acquired upon exercise of the Option, the Optionee must repatriate the sale proceeds to Russia. Such sale proceeds must be initially credited to the Optionee through a foreign currency account at an authorized bank in Russia. After the sale proceeds are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws.
If the Optionee exercises his or her Option through a cashless sell-all method of exercise (whereby the Optionee instructs the broker to sell all of the shares issued upon exercise of his or her Option, use the proceeds to pay the purchase price, brokerage fees and any Tax‑Related Items and remit the balance in cash to the Optionee), to the extent that the Optionee receives the exercise proceeds through the Optionee’s local payroll, the requirement to credit the proceeds through a Russian authorized bank will not apply to the Optionee.

The Optionee is strongly encouraged to contact his or her personal advisor to confirm the applicable Russian exchange control rules because significant penalties may apply in the case of non-compliance and because exchange control requirements may change.
Labor Law Information. If the Optionee continues to hold shares acquired at exercise of the Option after an involuntary termination of employment, the Optionee may not be eligible to receive unemployment benefits in Russia.
Anti-Corruption Legislation Information. Under new anti-corruption laws, individuals holding public office in Russia, as well as their spouses and dependent children, may be prohibited from opening or maintaining a foreign brokerage or bank account and holding any securities, whether acquired directly or indirectly, in a foreign company (including shares acquired under the Plan). The Optionee is strongly advised to consult with his or her personal legal advisor to determine whether the regulation applies to the Optionee.
SINGAPORE
Securities Law Information. The Options were granted to the Optionee pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Optionee should note that his or her Options are subject to section 257 of the SFA and the Optionee will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the shares of Class B Common Stock underlying the Options unless such sale or offer in Singapore is made (i) after six months from the Grant Date or (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.
Chief Executive Officer and Director Notification Obligation. If the Optionee is a chief executive officer, director, associate director or shadow director of a Singapore subsidiary of the Company, the Optionee is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean subsidiary in writing when the Optionee receives an interest (e.g., Option, shares) in the Company or any related companies. Please contact the Company to obtain a copy of the notification form. In addition, the Optionee must notify the Singapore subsidiary when the Optionee sells shares of the Company or any related company (including when the Optionee sells shares acquired under the Plan). These notifications must be made within two business days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of the Optionee’s interests in the Company or any related company within two business days of becoming a chief executive officer or director.
SLOVAKIA
There are no country-specific provisions.

SLOVENIA
Foreign Asset/Account Reporting Information. Slovenian residents may be required to report the opening of bank and/or brokerage accounts to tax authorities within 15 days of opening such account. The Optionee should consult with his or her personal tax advisor to determine whether this requirement will be applicable to any accounts opened in connection with the Optionee’s participation in the Plan (e.g., the Optionee’s brokerage account with the Company’s designated broker).
SOUTH AFRICA
Responsibility for Taxes. The following provision supplements Section 2 of the Additional Terms for All Non-U.S. Optionees in this Appendix:
By accepting the Option, the Optionee agrees that, immediately upon exercise of the Option, he or she will notify the Employer of the amount of any gain realized. If the Optionee fails to advise the Employer of the gain realized upon exercise, he or she may be liable for a fine. The Optionee will be solely responsible for paying any difference between the actual tax liability and the amount withheld.
Tax Clearance Certificate for Cash Exercises. If the Optionee exercises the Option using a cash exercise method, the Optionee must obtain and provide to the Employer, or any third party designated by the Employer or the Company, a Tax Clearance Certificate (with respect to Foreign Investments) bearing the official stamp and signature of the Exchange Control Department of the South African Revenue Service (“SARS”). The Optionee must renew this Tax Clearance Certificate every twelve months, or such other period as may be required by the SARS. If the Optionee exercises by a cashless exercise method whereby no funds are remitted out of South Africa, no Tax Clearance Certificate is required.
Exchange Control Information. To participate in the Plan, the Optionee must comply with exchange control regulations in South Africa and neither the Company nor the Employer will be liable for any fines or penalties resulting from the Optionee’s failure to comply with applicable laws.
Under current South African exchange control regulations, the Optionee may invest a maximum of ZAR11,000,000 in offshore investments, including in shares of Class B Common Stock. The first ZAR1,000,000 annual discretionary allowance requires no prior authorization. The next ZAR10,000,000 requires tax clearance. This limit does not apply to non‑resident employees. It is the Optionee’s responsibility to ensure that he or she does not exceed this limit. The Optionee should note that this is a cumulative allowance and that his or her ability to remit funds for the purchase of the shares will be reduced if the Optionee’s foreign investment limit is utilized to make a transfer of funds offshore that is unrelated to the Plan. If the Optionee wishes to exercise his or her Option through a cash purchase exercise and the ZAR11,000,000 limit would be exceeded upon the exercise of the Option, the Optionee may still transfer funds for payment of the shares provided that he or she immediately sells the shares and repatriates the full proceeds to South Africa. There is no repatriation requirement on the sale proceeds if the ZAR11,000,000 limit is not exceeded. If the Optionee exercises the Option using a cashless exercise, the value of the shares thus purchased will not be counted against the Optionee’s offshore investment allowance.
The Optionee should consult his or her personal advisor to ensure compliance with applicable exchange control regulations in South Africa; as such regulations are subject to frequent change. The Optionee is responsible for ensuring compliance with all exchange control laws in South Africa.

SPAIN
Nature of Grant. This provision supplements Section 3 of the Additional Terms for All Non-U.S. Optionees in this Appendix:
In accepting the Option, the Optionee consents to participate in the Plan and acknowledges that he or she has received a copy of the Plan.
The Optionee understands that the Company has unilaterally, gratuitously and discretionally decided to grant stock options under the Plan to individuals who may be employees of the Company or a subsidiary or affiliate throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any subsidiary or affiliate. Consequently, the Optionee understands that the Option is granted on the assumption and condition that the Option and any shares acquired upon exercise of the Option are not part of any employment contract (either with the Company or any subsidiary or affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Optionee understands that the Option would not be granted to the Optionee but for the assumptions and conditions referred to herein; thus, the Optionee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of this Option shall be null and void.
This Option is a conditional right to shares of Class B Common Stock and can be forfeited in the case of, or affected by, the Optionee’s termination of employment. This will be the case, for example, even if (1) the Optionee is considered to be unfairly dismissed without good cause; (2) the Optionee is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) the Optionee terminates employment due to a change of work location, duties or any other employment or contractual condition; (4) the Optionee terminates employment due to unilateral breach of contract of the Company or any of its subsidiaries; or (5) the Optionee’s employment terminates for any other reason whatsoever, except for reasons specified in Sections 1.3, 1.4, 1.5, or 1.6 of Exhibit A to the Agreement. Consequently, upon termination of the Optionee’s employment for any of the reasons set forth above, the Optionee may automatically lose any rights to the unvested Options granted to him or her as of the date of the Optionee’s termination of employment, as described in the Plan and the Exhibit A to the Agreement.
Exchange Control Information. The Optionee must declare the acquisition and sale of shares to the Dirección General de Comercio y Inversiones (the “DGCI”) for statistical purposes. Because the Optionee will not purchase or sell the shares through the use of a Spanish financial institution, the Optionee must make the declaration himself or herself by filing a D-6 form with the DGCI. Generally, the D-6 form must be filed each January while the shares are owned.

When receiving foreign currency payments derived from the ownership of shares (i.e., cash dividends or sale proceeds) exceeding €50,000, the Optionee must inform the financial institution receiving the payment of the basis upon which such payment is made. The Optionee will need to provide the financial institution with the following information: (i) the Optionee’s name, address and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) additional information that may be required. In addition, if the Optionee wishes to import the ownership title of any shares (i.e., share certificates) into Spain, he or she must declare the import of such securities to the DGCI.

Securities Law Information. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of the Options. The Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.
Foreign Asset/Account Reporting Information. The Optionee is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the shares held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed €1,000,000.
Further, to the extent that the Optionee holds shares and/or has bank accounts outside Spain with a value in excess of €50,000 (for each type of asset) as of December 31, the Optionee will be required to report information on such assets on his or her tax return (tax form 720) for such year. After such shares and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported shares or accounts increases by more than €20,000.
SRI LANKA
Method of Exercise. The following provision supplements Section 2 of Exhibit A to the Agreement and Section 2 of the Additional Terms for All Non-U.S. Optionees in this Appendix:
Due to regulatory requirements, the Optionee understands that the Optionee will be restricted to the cashless sell-all method of exercise. To complete a cashless sell-all exercise, the Optionee understands that the Optionee needs to instruct his or her broker to: (i) sell all of the shares issued upon exercise; (ii) use the proceeds to pay the purchase price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to the Optionee. The Optionee will not be permitted to hold shares after exercise. Depending on the development of local laws or the Optionee’s country of residence, the Company reserves the right to modify the methods of exercising the Option and, in its sole discretion, to permit cash exercise, cashless sell-to cover exercise or any other method of exercise and payment of Tax‑Related Items permitted under the Agreement.
Exchange Control Information. Upon the sale of the shares, the Optionee is required to repatriate any proceeds received from such sale back to Sri Lanka. The Optionee may be required to obtain exchange control approval in Sri Lanka in order to hold sale proceeds in an account outside of Sri Lanka. The Optionee is advised to consult with his or her personal legal advisor to determine his or her responsibilities under Sri Lankan exchange control laws.
SWEDEN
There are no country-specific provisions.
SWITZERLAND
Securities Law Information. The grant of the Option is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland.
TAIWAN
Data Privacy. This provision supplements Section 4 of the Additional Terms for All Non-U.S. Optionees in this Appendix:
The Optionee hereby acknowledges that he or she has read and understood the terms regarding collection, processing and transfer of Data contained in this Appendix and by participating in the Plan, the Optionee agrees to such terms. In this regard, upon request of the Company or the Employer, the Optionee agrees to provide an executed data privacy consent form to the Employer or the Company (or any other agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in the Optionee’s country, either now or in the future. The Optionee understands he or she will not be able to participate in the Plan if the Optionee fails to execute any such consent or agreement.
Securities Law Information. The Option and the shares underlying the Option are available only for employees of the Company and its subsidiaries and affiliates. It is not a public offer of securities by a Taiwanese company.
Exchange Control Information. The Optionee may acquire and remit foreign currency (including proceeds from the sale of shares of Common Stock and the receipt of any dividends) into and out of Taiwan up to US$5,000,000 per year. If the transaction amount is TWD500,000 or more in a single transaction, the Optionee must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the remitting bank.
If the transaction amount is US$500,000 or more, the Optionee may be required to provide additional supporting documentation to the satisfaction of the remitting bank. The Optionee should consult his or her personal advisor to ensure compliance with applicable exchange control laws in Taiwan.
THAILAND
Exchange Control Information. If the Optionee remits funds out of Thailand to exercise his or her Option, it is the Optionee’s responsibility to comply with applicable exchange control laws. Under current exchange control regulations, Optionee may remit funds out of Thailand up to US$1,000,000 per year to purchase shares (and otherwise invest in securities abroad) by submitting an application to an authorized agent, (i.e., a commercial bank authorized by the Bank of Thailand to engage in the purchase, exchange and withdrawal of foreign currency). The application includes the Foreign Exchange Transaction Form, a letter describing the Option, a copy of the Plan and related documents, and evidence showing the nexus between the Company and the Employer. If the Optionee uses a cashless method of exercise that does not involve remitting funds out of Thailand, this requirement does not apply.
When the Optionee sells shares issued upon exercise of the Option or receives dividends, the Optionee must immediately repatriate the cash proceeds to Thailand, and then convert such proceeds to Thai Baht within 360 days of repatriation. If the amount of the Optionee’s proceeds in a single transaction exceeds US$50,000, the Optionee must specifically report the inward remittance to the Bank of Thailand on a foreign exchange transaction form. If the Optionee fails to comply with these obligations, the Optionee may be subject to penalties assessed by the Bank of Thailand.
The Optionee should consult his or her personal advisor prior to taking any action with respect to remittance of cash proceeds into Thailand. The Optionee is responsible for ensuring compliance with all exchange control laws in Thailand.
TURKEY
Securities Law Information. By accepting the Option, the Optionee understands and agrees that he or she is not permitted to sell any shares of Class B Common Stock acquired under the Plan in Turkey. The shares are currently traded on the New York Stock Exchange, which is located outside of Turkey, under the ticker symbol “NKE” and the shares may be sold through this exchange.

Exchange Control Information. The Optionee likely will be required to engage a Turkish financial intermediary to assist with the purchase of shares upon exercise of the Option, if the Optionee uses a cash exercise method, and the subsequent sale of shares acquired under the Plan. As the Optionee is solely responsible for complying with the financial intermediary requirements and because the application of the requirements to participation in the Plan is uncertain, the Optionee should consult his or her personal legal advisor prior to exercising the Option or selling any shares to ensure compliance.
UNITED ARAB EMIRATES
Securities Law Information. The offer of Options under the Plan is made only to certain employees who meet the eligibility requirements in the Plan, and constitutes an “exempt personal offer” of equity incentives to employees in the United Arab Emirates. The Agreement, the Plan, and other incidental communication materials are intended for distribution only to employees and must not be delivered to, or relied on, by any other person.
The Emirates Securities and Commodities Authority and/or the Central Bank have no responsibility for reviewing or verifying any documents in connection with this statement. The Ministry of Economy, the Dubai Department of Economic Development, the Emirates Securities and Commodities Authority, Central Bank and the Dubai Financial Securities Authority, depending on the employee’s location in the United Arab Emirates, have not approved this statement, the Plan, the Agreement or any other documents the Optionee may receive in connection with the Option or taken steps to verify the information set out therein, and have no responsibility for such documents.
If the Optionee does not understand the contents of the Agreement or the Plan, the Optionee should consult his or her personal financial advisor.
UNITED KINGDOM
UK Sub-Plan. The Option is granted under the Rules of the UK Sub-Plan to the NIKE, Inc. Stock Incentive Plan (the “UK Sub-Plan”). By accepting this Option grant, the Optionee agrees to all of the terms and conditions of the Option grant, including the UK Sub-Plan. However, if the value at grant of the shares underlying the Option, when combined with the value of the shares underlying other outstanding Options granted under the UK Sub-Plan and held by the Optionee, exceeds £30,000, then the number of shares in excess of the threshold will not be subject to the terms applicable to Options granted under the UK Sub-Plan and will not be considered qualified for UK tax purposes.
The following specific modifications to the Agreement apply in relation to the Option granted under the UK Sub-Plan:
Section 5. No adjustment to the Option granted under the UK Sub-Plan shall take effect until it has been approved by HM Revenue and Customs (“HMRC”).
Section 6.1.1. The Option granted under the UK Sub-Plan may be exchanged for shares of a surviving or acquiring corporation only in circumstances where the requirements of paragraphs 26 and 27 of Schedule 4 to the Income Tax (Earnings and Pensions) Act 2003 are satisfied.
Section 7. The NIKE, Inc. Policy for Recoupment of Incentive Compensation shall not apply to any shares acquired pursuant to the Option granted under the UK Sub-Plan.
Tax Obligations. The following provisions supplement Section 2 of the Additional Terms for All Non-U.S. Optionees in this Appendix:

The Optionee agrees that, if the Optionee does not pay or the Employer or the Company does not withhold from the Optionee the full amount of income tax that the Optionee owes at exercise of the Option, or the release or assignment of the Option for consideration, or the receipt of any other benefit in connection with the Option (the “Taxable Event”) within 90 days of the end of the U.K. tax year in which the Taxable Event occurs, or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), then the amount that should have been withheld shall constitute a loan owed by the Optionee to the Employer, effective on the Due Date. The Optionee agrees that the loan will bear interest at the HMRC’s Official Rate and will be immediately due and repayable by the Optionee, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to the Optionee by the Employer, by withholding from the cash proceeds from the sale of shares or by demanding cash or a check from the Optionee. The Optionee also authorizes the Company to delay the issuance of any shares unless and until the loan is repaid in full.
Notwithstanding the foregoing, if the Optionee is a director or executive officer (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that the Optionee is a director or executive officer and income tax is not collected from or paid by the Optionee by the Due Date, the amount of any uncollected income tax may constitute a benefit to the Optionee on which additional income tax and National Insurance contributions may be payable. The Optionee acknowledges that the Company or the Employer may recover any such additional income tax and National Insurance contributions at any time thereafter by any of the means referred to in Section 2 of the Additional Terms for All Non-U.S. Optionees in this Appendix, although the Optionee acknowledges that he/she ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for the value of any National Insurance contributions due on this additional benefit, which the Company or the Employer may recover from the Optionee at any time by any of the means referred to in Section 2 of the Additional Terms for All Non-U.S. Optionees in this Appendix.
URUGUAY
There are no country-specific provisions.
VIETNAM
Method of Exercise. The following provision supplements Section 2 of Exhibit A to the Agreement and Section 2 of the Additional Terms for All Non-U.S. Optionees in this Appendix:
Due to regulatory requirements, the Optionee understands that the Optionee will be restricted to the cashless sell-all method of exercise. To complete a cashless sell-all exercise, the Optionee understands that the Optionee needs to instruct his or her broker to: (i) sell all of the shares issued upon exercise; (ii) use the proceeds to pay the purchase price, brokerage fees and any applicable Tax-Related Items; and (iii) remit the balance in cash to the Optionee. The Optionee will not be permitted to hold shares after exercise. Depending on the development of local laws or the Optionee’s country of residence, the Company reserves the right to modify the methods of exercising the Option and, in its sole discretion, to permit any other method of exercise and payment of Tax‑Related Items permitted under the Agreement.
Exchange Control Information. All cash proceeds from the sale of shares as described above must be immediately repatriated to Vietnam. Such repatriation of proceeds may need to be effectuated through a special exchange control account established by the Company or its subsidiary or affiliate, including the Employer. By accepting the Option, the Optionee consents and agrees that the cash proceeds may be transferred to such special account prior to being delivered to the Optionee.